As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its charter)

New York	13-0871985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One New Orchard Road
Armonk, New York 10504

(Address of Principal Executive Offices)

VMTurbo, Inc. Amended and Restated 2008 Stock Plan

(Full title of the plan)

Frank Sedlarcik, Esq.
Vice President, Assistant General Counsel and Secretary
International Business Machines Corporation
Corporate Legal Department
 Armonk, New York 10504
 (914) 499-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Capital Stock, par value $.20 per share	504,571	(1)	$29.83	(2)	$15,051,352.93	(2)	$1,395.26	(3)

1.	Represents shares of capital stock, par value $.20 per share (“common stock”), of International Business Machines Corporation (“IBM”) available for future issuance upon the exercise of options pursuant to the VMTurbo, Inc. Amended and Restated 2008 Stock Plan (the “Plan”), which IBM has assumed in connection with the acquisition of Turbonomic, Inc. (“Turbonomic”) pursuant to the Agreement and Plan of Merger among IBM, Taboon Acquisition Corp., Turbonomic and, solely in its capacity as the representative, Fortis Advisors LLC, dated as of April 28, 2021 (the “Merger Agreement”, and the transaction contemplated therein, the “merger”). The number of shares of common stock issuable by IBM pursuant to the Plan has been determined in accordance with the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of IBM common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors of IBM while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional common stock.
2.	Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price for the 504,571 shares of IBM common stock subject to outstanding options under the Plan are based on the weighted average exercise price for such options. Such estimate is used solely for the calculation of the registration fee.
3.	A registration fee in the amount of $2,897,500.00 was previously paid by IBM Credit LLC, an indirect, wholly owned subsidiary of the registrant, in connection with the filing of a Registration Statement on Form S-3 (Registration No. 333-219724) on August 4, 2017 and declared effective on August 17, 2017. The registration statement subsequently expired on August 17, 2020, resulting in $2,086,200.00 in registration fees paid at the time of filing such registration statement remaining unused. Pursuant to Rule 457(p) under the Securities Act, the registrant hereby applies $1,395.26 of those unused registration fees to offset against the amounts due herewith. Accordingly, no registration fee is owed in connection with this registration statement.

INTRODUCTORY STATEMENT

This registration statement covers 504,571 shares of IBM common stock available for issuance upon the exercise of options granted under the Plan, which IBM assumed pursuant to the Merger Agreement. Upon consummation of the merger on June 16, 2021, the Plan and all of the unvested stock options outstanding under the Plan immediately prior to the effective time of the merger were assumed by IBM and all such unvested stock options became the right to purchase shares of IBM common stock in accordance with the terms and calculations set forth in the Merger Agreement and on substantially the same terms and conditions as of immediately prior to the consummation of the merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed a part hereof:

•	The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 23, 2021.

•	The portions of IBM’s Definitive Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders filed on March 8, 2021 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020.

•	The Quarterly Reports of IBM on Form 10-Q, filed with the Commission on April 27, 2021 and July 27, 2021.

•	The Current Reports of IBM on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) with the Commission on January 29, 2021, February 24, 2021, March 19, 2021, April 30, 2021, June 25, 2021, June 25, 2021, July 2, 2021 and September 30, 2021.

•	The description of IBM’s capital stock contained in IBM’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating any such description.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that IBM discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto, which IBM may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the IBM capital stock, par value $.20 per share, offered hereby has been passed upon by Frank Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary of IBM. Mr. Frank Sedlarcik owns and has other interests in shares of IBM capital stock, par value $.20 per share.

Item 6.	Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

“The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation) by reason of the fact that such person is (i) an officer or director of the Corporation or (ii) an officer or director of the Corporation who is asked to serve in any capacity at the request of the Corporation in any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against, in each case, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right that vests upon the occurrence or alleged occurrence of any act or omission to act that forms the basis for or is related to the claim for which indemnification is sought and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, and the right to be indemnified for expenses incurred by such person in connection with successfully establishing a right to indemnification, in each case consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time. The indemnification rights hereunder shall continue as to any such person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of any such person. If the right of indemnification provided for in this Section 6 is amended or repealed, such amendment or repeal will not limit the indemnification provided for herein with respect to any acts or omissions to act occurring prior to any such amendment or repeal.”

The Certificate of Incorporation of IBM (Article Eleven) provides the following:

“Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 27, 2007)

4.2	By-Laws of IBM (incorporated by reference to Exhibit 3.2 to Form 10-K filed on February 23, 2021)

4.3	VMTurbo, Inc. Amended and Restated 2008 Stock Plan

5.1	Opinion of Frank Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the securities being issued

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Frank Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 1st day of October, 2021.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Frank Sedlarcik
	Name:	Frank Sedlarcik
	Title:	Vice President, Assistant General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 1st day of October, 2021.

Signature	Title

*	Chairman and Chief Executive Officer
Arvind Krishna	(Principal Executive Officer)

*	Senior Vice President and Chief Financial
James J. Kavanaugh	Officer (Principal Financial Officer)

*	Vice President and Controller
Robert F. Del Bene	(Principal Accounting Officer)

*	Director
Thomas Buberl

*	Director
Michael L. Eskew

*	Director
David N. Farr

*	Director
Alex Gorsky

*	Director
Michelle Howard

*	Director
Andrew N. Liveris

*	Director
F. William McNabb III

*	Director
Martha E. Pollack

*	Director
Joseph R. Swedish

*	Director
Peter R. Voser

*	Director
Frederick H. Waddell

* The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Frank Sedlarcik
	Name:	Frank Sedlarcik
	Title:	Attorney-in-Fact